Exhibit 3.14

CERTIFICATE OF FORMATION

OF

HARMONY CENTRAL GROUP, LLC

a Delaware limited liability company

This Certificate of Formation of Harmony Central Group, LLC is being executed by the undersigned, an authorized natural person, for the purpose of forming a limited liability company under the provisions of and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “Delaware Limited Liability Company Act”).

ARTICLE I

NAME

The name of the limited liability company (hereinafter called the “Company”) is Harmony Central Group, LLC.

ARTICLE II

INITIAL REGISTERED OFFICE AND REGISTERED AGENT

The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle. The Company’s registered agent for service of process at that address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned, as an authorized person of the Company, has executed this Certificate of Formation as of the date set forth below.

Executed: April 29, 2005

/s/ Kasson C. Stone
Kasson C. Stone
(Authorized Signatory for the Company)

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:19 PM 04/29/2005
FILED 02:11 PM 04/29/2005
SRV 050347949 – 3962685 FILE